Exhibit 15.1

Frost & Sullivan Limited (the “Company”) consents to the references to our Company and our industry report titled “Hong Kong Wet Trades Works Market Study,” dated September, 2022 for inclusion in Ming Shing Group Holdings Limited’s annual report on Form 20-F for the year ended March 31, 2024 (the “Annual Report”), the inclusion of our report as Exhibit 99.1 to the Annual Report and references to and information derived from our report in the Annual Report.

Place: Hong Kong
Date: 26 August, 2024
For and on behalf of
Frost & Sullivan Limited

/s/ Jessica Lau
Name:	Jessica Lau
Title:	Executive Director